Exhibit 10.1

           CP SHIPS LIMITED FINANCIAL STATEMENTS FOR YEARS ENDED 31
                         DECEMBER 2002, 2001 AND 2000

                               CP SHIPS LIMITED

                             FINANCIAL STATEMENTS

                              31ST DECEMBER 2002








                               CONTENTS

                               32 Management's Responsibility for Financial Reporting

                               33    Auditors' Report

                               34    Consolidated Statements of Income

                               34    Consolidated Statements of Retained
                                     Earnings

                               35    Consolidated Balance Sheets

                               36    Consolidated Statements of Cash Flow

                               37    Notes to the Consolidated Financial
                                     Statements

                               Auditors Report



MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The information in these consolidated financial statements is the responsibility of management and has been reviewed and approved by the Board of Directors. The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include amounts based on management's best estimates and careful judgment.

Management maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are authorized, recorded and reported properly. The internal audit department reviews these accounting controls on an ongoing basis and reports its findings and recommendations to management and to the Audit Committee of the Board of Directors.

The Board of Directors carries out its responsibility for the consolidated financial statements principally through its Audit Committee, consisting of all of the non-executive directors. This Committee reviews the consolidated financial statements with management and the independent auditors prior to submission to the Board for approval. It also reviews the recommendations of both the independent and internal auditors for improvements to internal controls as well as the actions of management to implement such recommendations.

/s/Ray Miles                                           /s/Ian Webber

Raymond R. Miles                                       Ian J. Webber
Chief Executive Officer                                Chief Financial Officer

6th March 2003

                               Auditors Report



To the shareholders of CP Ships Limited

We have audited the consolidated balance sheets of CP Ships Limited as at 31st December 2002 and 2001, and the consolidated statements of income, retained earnings and cash flow for each of the years ended 31st December 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at 31st December 2002 and 2001, the results of its operations and its cash flow for each of the years ended 31st December 2002, 2001 and 2000 in accordance with Canadian generally accepted accounting principles.

/s/PriceWaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada
6th March 2003

Notice to US readers

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes, such as the changes described in notes 1, 2, and 22(h) to the financial statements, that have a material effect on the comparability of the amounts disclosed in the company's financial statements. Our report to the shareholders dated 6th March 2003 is expressed in accordance with Canadian reporting standards which does not require a reference in the auditors' report to such changes when the change is properly accounted for and adequately disclosed in the financial statements.

/s/PriceWaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada
6th March 2003

                       Consolidated Financial Statements



CONSOLIDATED STATEMENTS OF INCOME
(US$ millions except per share amounts)

                                                                                                YEAR ENDED 31ST DECEMBER

                                                                                  2002          2001           2000
                                                                                  ----          ----           ----
                                                                                          Revised (note 2)
Revenue
Container shipping operations                                                    2,687          2,646          2,645

Expenses
Container shipping operations                                                    2,148          2,068          2,037
General and administrative                                                         367            363            381
Depreciation and amortization of intangible assets                                  93             74             60
Currency exchange (gain)/loss                                                       (4)             2              5
Gain on disposal of property, plant and equipment                                    -              -             (2)
                                                                              -------------------------------------------
                                                                                 2,604          2,507          2,481
                                                                              -------------------------------------------

Operating income before exceptional items                                           83            139            164
Unusual items (note 3)                                                               2            (19)             -
Spin-off related items (note 3)                                                      -            (24)             -
                                                                              -------------------------------------------

Operating income                                                                    85             96            164
Interest (expense)/income, net (note 4)                                            (23)             -              1
                                                                              -------------------------------------------

Income before income tax                                                            62             96            165
Income tax expense (note 5)                                                        (10)           (12)           (12)
                                                                              -------------------------------------------

Income before goodwill charges and minority interest                                52             84            153
Minority interest                                                                    -              1              -
                                                                              -------------------------------------------

Income before goodwill charges                                                      52             85            153
Goodwill charges, net of tax ($0)                                                    -            (16)           (18)
                                                                              -------------------------------------------

Net income                                                                          52             69            135
Dividends on preference shares                                                       -             (3)            (2)
                                                                              -------------------------------------------

Net income available to common shareholders                                       $ 52           $ 66          $ 133
                                                                              -------------------------------------------

Average number of common shares outstanding (millions) (note 16)                 84.8           79.3           79.1
Earnings per common share basic (note 16)                                       $ 0.61         $ 0.83         $ 1.68
Earnings per common share diluted (note 16)                                     $ 0.60         $ 0.83         $ 1.68


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Balance, 1st January                                                               509           443             310
Net income                                                                          52            69             135
Dividends on preference shares                                                       -            (3)            (2)
Dividends on common shares                                                         (14)            -              -
                                                                              -------------------------------------------
Balance, 31st December                                                           $ 547         $ 509           $ 443
                                                                              ===========================================


                       Consolidated Financial Statements



CONSOLIDATED BALANCE SHEETS
(US$ millions)

                                                             AS AT 31ST DECEMBER
                                                                2002        2001
                                                                ----        ----
                                                                Revised (note 2)

ASSETS
Current assets
Cash and cash equivalents                                        110        116
Accounts receivable                                              526        453
Prepaid expenses                                                  46         38
Inventory                                                         21         12
                                                           ---------------------
                                                                 703        619

Property, plant and equipment (note 7)                         1,156        795
Deferred charges (note 8)                                         16          7
Goodwill and other intangible assets (note 9)                    608        502
Other assets (note 10)                                             4          -
                                                           ---------------------
                                                             $ 2,487    $ 1,923
                                                           =====================
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities                         658        589
Long-term debt within one year (note 11)                          15         15
                                                           ---------------------
                                                                 673        604
Long-term liabilities
Long-term debt due after one year (note 11)                      582        215
Future income taxes (note 5)                                       7          8
                                                           ---------------------
                                                                 589        223
Shareholders' equity
Common share capital (note 13)                                   685        597
Contributed surplus (note 13)                                      1          -
Retained earnings                                                547        509
Cumulative foreign currency translation adjustments               (8)       (10)
                                                           ---------------------
                                                               1,225      1,096
                                                           ---------------------
                                                             $ 2,487    $ 1,923
                                                           =====================
Contingent Liabilities and Commitments - notes 18 and 19

On behalf of the Board:

/s/Ray Miles                                /s/Ian Webber

Raymond R. Miles                            Ian J. Webber
Director and Chief Executive Officer        Director and Chief Financial Officer

                       Consolidated Financial Statements


CONSOLIDATED STATEMENTS OF CASH FLOW
(US$ millions)                                                                                            YEAR ENDED 31ST DECEMBER
                                                                                                2002          2001           2000
                                                                                                -----         -----          ----
                                                                                        ------------- -------------- --------------
Operating activities                                                                                 Revised (note 2)
Net income                                                                                        52            69            135
Depreciation and amortization of intangible assets                                                93            90             78
Unusual and spin-off related items                                                                (2)           43              -
Future income tax expense                                                                         (1)            -              3
Amortization of deferred charges                                                                   2             -              -
Gain on disposal of property, plant and equipment                                                  -             -             (2)
Other                                                                                              1             1             (3)
                                                                                        -------------------------------------------
                                                                                                 145           203            211
(Increase)/decrease in non-cash working capital (note 15)                                        (56)            7            (37)
                                                                                        -------------------------------------------
Cash from operations before unusual and spin-off related payments                                 89           210            174
Unusual and spin-off related payments                                                            (12)          (25)             -
                                                                                        -------------------------------------------

Cash from operations                                                                              77           185            174

Financing activities
Increase in share capital                                                                         88             -              -
Contributed surplus                                                                                -             2            203
Return of share capital                                                                            -           (14)             -
Issue of preferred shares                                                                          -             -            116
Redemption of preferred shares                                                                     -          (116)             -
Increase in long-term debt                                                                       557           160              2
Repayment of long-term debt                                                                     (212)          (14)           (14)
Repayment of Italia short-term debt                                                              (11)            -              -
Increase in deferred charges                                                                     (11)           (7)             -
Increase in loans from former affiliated companies                                                 -            88             38
Repayment of loans from former affiliated companies                                                -          (138)           (37)
Preference dividends paid                                                                          -            (3)            (2)
Common share dividends paid                                                                      (14)            -              -
                                                                                        -------------------------------------------
Cash inflow/(outflow) from financing activities                                                  397           (42)           306

Investing activities
Additions to property, plant and equipment                                                      (441)         (292)          (307)
Deposits on ships to be purchased                                                                  -             -             (5)
Acquisition of businesses (note 6)                                                               (40)            -            (61)
Proceeds from disposal of property, plant and equipment                                            5            15             70
Proceeds from disposal of investments                                                              -            12              -
Increase in other assets                                                                          (4)            -              -
Increase in loans to former affiliated company                                                     -             -           (116)
Repayment of loans to former affiliated company                                                    -           116              -
                                                                                        -------------------------------------------
Cash outflow from investing activities                                                          (480)         (149)          (419)

Decrease in cash and cash equivalents/*/                                                          (6)           (6)            61
Cash and cash equivalents at beginning of year                                                   116           122             61
                                                                                        -------------------------------------------
Cash and cash equivalents at end of year                                                       $ 110         $ 116          $ 122
                                                                                        ===========================================

Additional information
Taxes paid                                                                                      $ 12          $ 12           $ 13
Interest paid                                                                                   $ 12           $ 7            $ 5
                                                                                        ===========================================
/*/Cash and cash equivalents comprises cash and temporary investments with a maximum maturity of three months.


                 Notes to the Consolidated Financial Statements

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS

(Unless otherwise indicated, all amounts are shown in US$ millions)

1. Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). A reconciliation of significant measurement differences between Canadian and US GAAP has been included in note 22.

(a) Basis of consolidation - The consolidated financial statements include CP Ships Limited ("CP Ships") and the operations of all of its subsidiary companies from the date of acquisition until the date of disposal.

(b) Revenue and cost recognition - Revenue and costs directly attributable to loaded container movements are recognized when delivery of the loaded container to its final destination is completed. Other revenue is accounted for on completed service delivery and other costs are accounted for when incurred.

(c) Use of estimates - The preparation of financial statements requires that management make estimates in reporting the amounts of certain revenues and expenses for each financial year and certain assets and liabilities at the end of each financial year. Actual results may differ from these estimates.

(d) Income taxes - Effective 1st January 2000, CP Ships adopted, retroactively without restating prior years, the new recommendations of The Canadian Institute of Chartered Accountants ("CICA") with respect to accounting for income taxes. The new recommendations adopted the liability method for providing for income taxes. Under this method, future tax assets and liabilities are recognized based on differences between the basis of assets and liabilities used for financial statement and income tax purposes, using substantively enacted tax rates. The effect on 2000 earnings from adopting these changes was immaterial. Future tax assets are not recognized if they are not expected to be utilized.

Previously, income taxes were provided for based on the deferral method. Under this method, deferred income taxes are computed by applying current tax rates to all significant timing differences between accounting and taxable income. The resulting deferred income tax balances were not adjusted for subsequent changes in tax rates.

(e) Earnings per common share - Basic earnings per common share is calculated using the weighted average number of common shares outstanding in the year.

The dilutive effect of outstanding stock options and unvested restricted shares is reflected in diluted earnings per share by application of the treasury stock method, which assumes any proceeds received from the exercise of such awards are used to purchase common shares at the average market price during the period. The resulting incremental shares are included in the denominator of the diluted earnings per share calculation.

(f) Property, plant and equipment - Property, plant and equipment is stated at cost less depreciation, which is determined on a straight-line basis over the estimated remaining useful life of each asset.

Depreciation on ships is calculated on a straight-line basis at rates to reduce the book value of each ship to its estimated residual value by the end of its estimated useful life which is considered to be 25 years.

Major additions, replacements and capital improvements to ships are depreciated over the estimated remaining useful life of the ship.

Dry docking and special survey costs are deferred and amortized over the dry docking cycle, typically between two to five years. Any unamortized cost is written off on the disposal of the relevant ship. Prior to 1st January 2000, dry docking costs were accounted for on an accrual basis. The effect of the change was to increase net income by $6 million in the year ended 31st December 2000.

Containers are depreciated on a straight-line basis over their estimated useful life of 12 years to their estimated residual values.

Furniture and equipment is fully depreciated on a straight-line basis over the estimated useful lives of the assets, a maximum of ten years.

Computer hardware and software is fully depreciated on a straight-line basis over its estimated useful life which varies between three and eight years from the date that it is brought into use. Costs directly associated with developing or obtaining internal-use computer software are capitalized.

                 Notes to the Consolidated Financial Statements


Trucking equipment is fully depreciated on a straight-line basis over the estimated service lives of the assets, a maximum of ten years. Owned automobiles are depreciated on a straight-line basis over four years.

Owned buildings are fully depreciated on a straight-line basis over the estimated useful lives, a maximum of 50 years. Land is not depreciated.

Leasehold improvements are amortized over the lesser of the remaining lease term or ten years.

Terminal equipment is depreciated on a straight-line basis over its estimated useful life which varies between three and 30 years.

When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and the remaining balance, net of any proceeds from sale or salvage value, is reflected in the result from operations.

(g) Leases - Leases are classified as either capital or oper-ating. Those leases which transfer substantially all the benefits and risks of ownership of property to CP Ships are accounted for as capital leases.

Capital leases are accounted for as assets and are fully amortized on a straight-line basis over the period of expected use of the assets. Commitments to repay the principal amounts arising under capital lease obligations are included in current liabilities to the extent that the amount is repayable within one year, otherwise the principal is included in amounts due after one year. The capitalized lease obligation reflects the present value of future lease payments. The finance element of the lease payments is charged to income over the term of the lease.

Operating lease costs are charged to income on a straight-line basis.

(h) Goodwill and other intangible assets - Goodwill represents the excess of the fair value of consideration paid over the fair value of net tangible and other identifiable intangible assets acquired. Separately identifiable intangible assets are recorded at fair value. CP Ships evaluates the carrying value of goodwill for possible impairment of each reporting unit on an annual basis. Prior to 2002, goodwill was amortized to income over a period of 35 years. The impact of not amortizing goodwill in 2001 would have been to increase net income by $16 million to $85 million from an income of $69 million and would have increased basic and diluted earnings per share by $0.20. Identifiable intangible assets with indefinite lives are not amortized but are subject to impairment review at least annually. All other intangible assets are amortized on a straight-line basis over their estimated economic useful lives ranging from 10 to 20 years.

(i) Foreign currency translation - Revenue and expense items and other transactions denominated in foreign currencies are recorded in United States dollars, which is the functional currency of CP Ships, at the exchange rates in effect on the dates of the related transactions. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the year-end rates of exchange. Foreign currency gains and losses arising from realization or remeasurement of foreign currency denominated monetary assets and liabilities are recognized in income as incurred.

The financial statements of subsidiary companies denominated in currencies other than United States dollars, which are all considered to be self sustaining, are translated into United States dollars using year-end rates of exchange for assets and liabilities and average rates in effect during the year for revenues and expenses. Exchange gains or losses arising from such translation are deferred and included under shareholders' equity as foreign currency translation adjustments.

(j) Employee future benefits - The costs of pensions are actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Market related values are used for calculating the expected return on plan assets. The projected benefit obligation is discounted using a market interest rate at the beginning of the year on high quality corporate debt instruments.

Pension expense includes the cost of pension benefits earned during the year, the interest cost on pension obligations, the expected return on pension plan assets, settlement gains, the amortization of the net transitional asset, the amortization of adjustments arising from pension plan amendments, and the amortization of the excess of the net actuarial gain or loss over 10% of the greater of the benefit obligation and the market related value of plan assets. The amortization period covers the expected average remaining service lives of employees covered by the various plans.

Effective 1st January 2000, CP Ships adopted the new recommendations of the CICA for accounting for employee benefits. The effect on 2000 earnings from adopting these changes prospectively was immaterial. The principal difference between the new recommendations and the accounting policy previously applied was in the choice of discount rate used for computing benefit obligations.

For defined contribution plans, pension costs generally equal plan contributions due during the year.

(k) Derivative financial instruments - Hedging instruments are utilized by CP Ships to manage its exposure to foreign currency exchange rates. Payments or receipts under these contracts are recognized in the income statement concurrently with the hedged transaction and are netted against the hedged item providing the effectiveness of the hedge is reasonably assured. The fair values of the

                 Notes to the Consolidated Financial Statements

outstanding contracts are not reflected in the financial statements.

CP Ships also uses hedging instruments to manage its exposure to interest rates. Net payments or receipts from such arrangements are accrued as adjustments to interest expense and the fair values of the outstanding contracts are not reflected in the financial statements.

(l) Stock-based compensation - CP Ships has stock-based compensation plans described in note 14, under which stock options and restricted stock have been granted to directors and certain key employees or were granted to former Canadian Pacific Limited ("CPL") employees as part of the Plan of Arrangement under which CP Ships was demerged from CPL on 1st October 2001 (note 13).

CICA 3870, "Stock-Based Compensation and Other Stock-Based Payments" was adopted effective 1st January 2002. Any consideration paid by employees on the exercise of stock options is credited to share capital. In the event options are cancelled, no adjustment is made to share capital and no expense is recognized. Compensation expense is not recognized for stock options.

Compensation expense is recognized for direct awards of stock at market value when granted or if non-vested, such expense is spread over the vesting period.

Prior to 2002, all stock-based compensation was treated as an equity transaction and no expense was recognized.

(m) Restructuring costs - Restructuring costs are recorded in the year detailed exit and restructuring plans are approved. Provisions for restructuring costs are recorded in liabilities.

(n) Acquisitions - CP Ships accounts for all of its acquisitions using the purchase method. Under this method, all assets and liabilities are recorded at their fair value at the acquisition date.
(o) Comparative figures - Certain comparatives are reclassified to conform with the presentation adopted in the current year.

(p) New Canadian accounting pronouncements - CICA AcG-13 "Hedging
Relationships" is effective for fiscal years beginning on or after 1st July 2003 and specifies new criteria for applying hedge accounting. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

CICA 3063, "Impairment of Long-Lived Assets" is effective for fiscal years beginning on or after 1st January 2004 unless adopted earlier. This section establishes standards for the recognition, measurement and disclosure of impairment of long-lived assets using a two-step process. When conditions exist, the first step determines when an impairment is recognized by measuring the carrying value amount against the expected undiscounted cash flows from use and disposal. The second step, if necessary, is to measure the amount of impairment as the excess of carrying value exceeding fair value. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

CICA 3475, "Disposal of Long-Lived Assets and Discontinued Operations" applies prospectively to disposal activities initiated after 31st May 2003 unless adopted earlier. The standard establishes the recognition, measurement, presentation and disclosure of the disposal of long-lived assets and the presentation and disclosure of discontinued operations. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

2. Comparative Figures

The 2001 financial statements have been revised. This follows a re-examination and correction of the accounting treatment for consent payments made in August 2001 to parties to the Montrose and Montclare ship leases to allow an efficient spin-off from CPL under the Plan of Arrangement described in note
13. The costs were originally deferred and were being amortized over the expected lives of the ship leases. However, it has been determined that the consent payments should have been written-off in 2001. The effect is to add $7 million to the 2001 exceptional charge for costs related to the spin-off which was part of a total $36 million exceptional charge. Previously reported 2001 net income has been reduced by $7 million and earnings per share by $0.09 per share.

                 Notes to the Consolidated Financial Statements


3. Exceptional Items

In 2002 the exceptional credit of $2 million arises from the write back of unutilized provisions for unusual charges established in 2001 as an exceptional charge.

The exceptional charges in 2001 comprised:

(a) Spin-off related items of $24 million for professional fees and other expenses associated with the company's demerger from CPL under the Plan of Arrangement described in note 13, including $7 million for consent payments to parties to the Montrose and Montclare ship leases and $10 million for the cost of terminating a cash-based long-term incentive plan ("LTIP") by converting it into restricted stock awards. The total value of shares required to terminate LTIP was $22 million. The amount of $10 million included in the exceptional charge, together with an $8 million provision charged for the year ended 31st December 2000 for LTIP earned to that date allowed for the purchase on the market of CP Ships' shares at a value of $18 million. Shares valued at $4 million were issued from treasury. The shares were placed in an irrevocable trust which was established to settle the company's obligations under the LTIP termination arrangements.

(b) Unusual charges of $19 million for the restructuring of organization and offices, mainly in Europe and North America, during 2001 and 2002. The charges include the cost of employee severance and redundant office leases.

4. Interest (Expense)/Income (net)

                                    2002       2001       2000
                                    ----       ----       ----

Long-term debt                      (24)        (6)        (4)
Short-term debt                      (1)        (1)        (1)
                                  --------------------------------
Total interest expense              (25)        (7)        (5)
Interest income                       2          7          6
                                  --------------------------------
Net                                $ (23)       $ -        $ 1
                                  ================================

5. Income Tax Expense

Taxation in these financial statements arises from the activities of CP Ships' trading companies. The principal operating subsidiaries have operations taxable mainly in jurisdictions or programs with relatively low rates of tax including under UK Tonnage Tax with effect from 1st January 2001 where taxation is based on the tonnage of ships used by the subsidiary, rather than profits earned.

                                      2002       2001       2000
                                      ----       ----       ----
Income tax expense

Current                                 11         12          9
Future                                  (1)         -          3
                                  --------------------------------
                                      $ 10       $ 12       $ 12
                                  ================================

The difference between the income tax expense and the theoretical expense obtained by applying the Canadian statutory tax rate is as follows:

                                    2002       2001       2000
                                    ----       ----       ----
Provision at Canadian statutory
   rates                             19         38         74
Foreign tax rate differentials      (14)       (30)       (51)
Prior year items                     (1)         1         (1)
Other                                 6          3        (10)
                                  --------------------------------
Income tax expense                  $ 10       $ 12       $ 12
                                  ================================

The provision for future income taxes arises from differences in the recognition of revenues and expenses for income tax and accounting purposes. The temporary differences comprising the future income tax liability are:

                                               2002       2001
                                               ----       ----
Future income tax liabilities
Capital assets carrying value in
   excess of tax basis                           6          7
Other items                                      1          1
                                             ---------------------
                                                $ 7        $ 8
                                             =====================

At 31st December 2002, the amount of unused tax losses was $56 million (2001:
$17 million, 2000: $4 million) for which no future tax asset has been recognized because it is considered unlikely the losses will be utilized in the foreseeable future, if at all. The tax losses will begin to expire in 2007.

6. Business Acquisitions

On 6th August 2002, CP Ships completed the acquisition of all the outstanding shares of Italia di Navigazione S.p.A. ("Italia Line") and its sales agencies in Italy and Spain together with certain assets of its Canadian and, subsequently, Venezuelan agencies.

The acquisition gives rise to goodwill and other intangible assets of $106 million. No deferred tax asset has been created for tax losses or tax deductible goodwill since they are not expected to be utilized. The estimated fair values of the net assets acquired and consideration, which was paid in cash, are summarized as follows:

Accounts receivable and inventory                          36
All other tangible assets                                  16
Goodwill and other intangible assets                      106
Bank borrowings                                          (11)
Accounts payable and accrued liabilities                 (85)
Long-term debt                                           (22)
                                                     ---------
Consideration and costs                                  $ 40
                                                     =========

                 Notes to the Consolidated Financial Statements


Included above is a $9 million provision to terminate contracts and restructure the organization. These costs relate to closing certain offices and terminating contracts with third party suppliers that were not needed. The restructuring will be substantially completed by the end of 2003 although some costs of cancelled contracts will extend to 2006. At 31st December 2002, costs paid were less than $1 million.

During 2000, CP Ships completed the acquisition of the remaining 50% of the shares in the Americana Ships joint venture that was owned by Transportacion Maritima Mexicana S.A. de C.V. ("TMMsa") and acquired full ownership of Americana Ships' container shipping services. The transaction was accounted for as a purchase; goodwill amounted to $84 million, representing the difference between the consideration and the fair value of the net assets acquired.

Other businesses acquired in 2000, also accounted for as purchases, gave rise to goodwill of $9 million.

The acquisitions in 2000 are summarized as follows:

Total assets acquired other than goodwill                 135
Goodwill                                                   93
Total liabilities                                       (167)
                                                     ----------
Cash consideration                                       $ 61
                                                     ==========

7. Property, Plant and Equipment

                                                2002        2001
                                                ----        ----
Ships
Cost                                           1,038         640
Accumulated depreciation                       (148)       (114)
                                           ----------------------
                                                 890         526
Containers
Cost                                             139         135
Accumulated depreciation                        (50)        (44)
                                           ----------------------
                                                  89          91
Terminal equipment and other
Cost                                             126         119
Accumulated depreciation                        (58)        (53)
                                           ----------------------
                                                  68          66
                                           ----------------------

Computer hardware and software
Cost                                             182         162
Accumulated depreciation                        (73)        (50)
                                           ----------------------
                                                 109         112

Total cost                                     1,485       1,056
Total accumulated depreciation                 (329)       (261)
                                           ----------------------
Net book value                               $ 1,156       $ 795
                                           ======================

Assets under construction which are not being depreciated included above amount to $46 million at 31st December 2002 (31st December 2001: $97 million).

At 31st December 2002 assets held under capital leases included above had a cost of $115 million (2001: $104 million) and accumulated depreciation of $64 million (2001: $59 million).

Ships with a net book value of $533 million at 31st December 2002 (2001: $301 million) were pledged as security against bank and other loans and buildings with a net book value of $3 million (2001: $3 million) were mortgaged as security against long-term loans.

8. Deferred Charges

Deferred charges represent $16 million (2001: $7 million) of costs less amortization related to the arrangement of new financings including $200 million unsecured principal amount ten-year senior notes in 2002. These costs are amortized evenly over the periods of the underlying arrangements which end between 2005 and 2012. The amortization in 2002 was $2 million (2001 and 2000:
$0).

9. Goodwill and Other Intangible Assets

Balance, 1st January 2002                                  502
Additions                                                  106
                                                    -----------
Balance, 31st December 2002                              $ 608
                                                    ===========

Additions to goodwill and other intangible assets in 2002 comprise $106 million in respect of the Italia Line acquisition, of which $10 million was assigned to trade names and customer service contracts and the remainder to goodwill. Identifiable intangible assets have an estimated useful life of between 10 and 20 years. Amortization expense for these items in 2002 was less than $1 million. Of the goodwill, $69 million has been allocated to the TransAtlantic market segment and $27 million has been allocated to the Latin American market segment.

10. Other Assets

Other assets comprise cash on deposit of $4 million (2001: $0) in respect of operational guarantees.

11. Long-Term Debt

                                              2002       2001

Bank loans                                     326        160
Long-term loans                                 45         52
Ten-year senior notes                          196          -
Capital leases                                  30         18
                                         ---------------------
                                               597        230
Amounts due within one year                   (15)       (15)
                                         ---------------------
Amounts due after one year                   $ 582      $ 215
                                         =====================

The bank loans represent amounts drawn on a $175 million revolving credit facility that is committed to August 2005 with a $50 million step down in August 2004 and a second

                 Notes to the Consolidated Financial Statements


revolving credit facility of $350 million that is committed to December 2006, with a 25% step down in December 2005. Both facilities are secured by certain owned ships and bear interest at a margin, which depends on the facilities' credit rating, over LIBOR. As at 31st December 2002, the margins were 1.05% and 1.75% respectively.

An additional $90 million of unsecured revolving facilities was available but undrawn at 31st December 2002. The unsecured revolving facilities have a 364 day maturity with an option to convert to a 12 month term loan at maturity and bear interest at 2%.

Long-term loans comprises $1 million repayable up to 2008 and bearing interest at LIBOR plus 2.625% secured by an office building and $44 million repayable up to 2008 bearing interest at 6.71% secured by ships.

Ten-year senior notes comprises $200 million unsecured principal amount notes at 10.375% issued in July 2002 at a price of 97.722% for an effective rate of 10.75% which mature in July 2012. The issue discount is being accreted over the life of the bonds. CP Ships may redeem the senior notes at any time according to a predetermined pricing formula.

The bank loans, long-term loans and senior notes are subject to covenants which are customary for these types of facility.

Aggregate maturities of the bank loans, long-term loans and senior notes over the next five years and thereafter are as follows:

2003                                                           7
2004                                                          57
2005                                                         133
2006                                                         160
2007                                                          10
Thereafter                                                   200
                                                      -----------
Total payments                                             $ 567
                                                      ===========

Capital Leases - The capital leases consist of container leases of $30 million (2001: $18 million).

The capital leases are repayable in monthly installments ending between 2003 and 2007 and are secured on the leased equipment. Obligations under capital leases bear interest primarily at fixed rates, which range from 3% to 13%. Interest expense on such leases amounted to $2 million (2001: $3 million, 2000: $4 million).

Capital lease commitments are over the next five years as follows:

2003                                                         11
2004                                                         10
2005                                                          7
2006                                                          5
2007                                                          3
                                                      -----------
Total minimum lease payments                                  36
Less: imputed interest                                       (6)
                                                      -----------
Present value of minimum lease payments                       30
Less: current portion                                        (8)
                                                      -----------
Long-term portion of capital lease commitments              $ 22
                                                      ===========


12. Financial Instruments and Risk Management

Financial assets and liabilities - Short-term financial assets and liabilities are valued at their carrying amounts as presented in the consolidated balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of these instruments.

The fair value of third-party long-term debt has been estimated based on current market prices and rates currently available to CP Ships for long-term borrowing with similar terms and conditions to those borrowings in place at the balance sheet date. The fair value of the senior notes results in a $14 million gain in favour of the holders. Otherwise, there is no material difference between the carrying value and the fair value of third-party long-term debt.

CP Ships is exposed to credit losses in the event of non-performance by counter parties to financial instruments including interest rate and foreign currency hedge contracts. CP Ships mitigates this risk by contracting with counter parties of high credit quality and by using an appropriate number of counter parties, thereby reducing the risks that would result from concentration.

Interest rate and foreign currency hedge contracts - In 2002 CP Ships entered into an interest rate swap agreement that swapped the 10.375% fixed rate of interest on the senior notes to interest based on three-month LIBOR plus 5.77%. The swap agreement has the same term as the senior notes.

The fair value of the interest rate swap agreement as at 31st December 2002 was $4 million in favour of CP Ships, taking into account interest rates in effect at that time.

CP Ships is exposed to changes in exchange rates on future net cost streams denominated in certain currencies other than United States dollars. To manage these exposures, CP Ships enters into foreign currency hedge contracts as it deems appropriate, to cover some or all of its anticipated net exposure, which is principally to Euro, Canadian dollars and British pounds.

At 31st December 2002 and 2001, CP Ships did not have any outstanding foreign currency hedges in place.

At 31st December 2000, CP Ships had entered into forward foreign currency exchange contracts to sell approximately $131 million and the unrealized gain/loss on these forward foreign currency exchange contracts at

                 Notes to the Consolidated Financial Statements


that date not recognised in income was $0.

13. Shareholders' Equity

Prior to 1st October 2001, CP Ships Holdings Inc ("CPSHI") was the wholly owned holding company of Canadian Pacific Limited's ("CPL") container shipping interests. On 1st October 2001, as part of a Plan of Arrangement, CPL distributed its interests in CPSHI to a newly created subsidiary company, CP Ships. CPL then distributed its investment in CP Ships to CPL's common shareholders on the basis of one new common share in CP Ships for four old CPL common shares. Where appropriate, share numbers in the financial statements reflect the effect of the share consolidation applied retroactively. As both CPSHI and CP Ships were under the control of CPL at the time, the transactions were accounted for in a manner similar to a pooling-of-interests and the historical financial information of CPSHI became the historical financial information of the now publicly held CP Ships. On 1st January 2002, CPSHI amalgamated with CP Ships.

                                          2002     2001     2000
                                          ----     ----     ----
Issued share capital of CP Ships:
Common shares - no par value             $ 685    $ 597      $ -

Issued share capital of CPSHI:
   871,007,155 common shares - no
      par value                            $ -      $ -     $ 63
   175,000 redeemable, cumulative
      preference shares
                                           $ -      $ -    $ 116
                                       ==========================

The authorized share capital of CP Ships is an unlimited number of common shares and an unlimited number of preference shares.

An analysis of CP Ships' common shares is as follows:

                                           Number     $ millions
                                           ------     ----------

Balance 1st January 2001                         -             -
New issue                               79,127,044           597
Issued under Launch Award stock
   option plans and LTIP buy-out
                                           842,051             -
                                     ----------------------------
Balance, 31st December 2001             79,969,095           597
New issue                                9,646,500            88
Issued under stock-based
   compensation plans                      121,326             -
                                     ----------------------------
Balance, 31st December 2002             89,736,921         $ 685
                                     ============================

On 3rd July 2002 CP Ships completed the issue of 8.5 million new common shares at C$15.00 (US$9.93) for approximate net proceeds after deduction of offering expenses of $77 million.

On 9th July 2002, CP Ships completed the issue of a further 1.1 million new common shares at C$15.00 (US$9.93) under an over-allotment option for additional net proceeds of approximately $11 million.

During 2002, 704,666 restricted shares were granted which become issued only on vesting in 2004. The compensation expense recognized in 2002 for granting these restricted shares is $1 million (2001: $0) and contributed surplus was increased accordingly.

During 2001, and prior to CPL's disposal of CPSHI to CP Ships, CPL provided an additional $2 million as contributed surplus, and CPSHI subsequently increased its stated share capital to $550 million by the amount of its $487 million contributed surplus. CPSHI also returned $14 million of share capital to CPL, redeemed the 175,000 redeemable cumulative preference shares and issued 400 common shares to CPL at a value of $61 million as consideration for the transfer of shipping related affiliates and other assets from CPL.

During 2000, capital totaling $203 million was contributed by CPL to CPSHI to fund the purchase of the remaining 50% of Americana Ships, the purchase of ships and the repayment of certain loans owed to CPL. No shares were issued in respect of these transactions.

In addition in 2000, CPSHI issued preference shares of C$175 million ($116 million) to, and the related proceeds were lent back to, an affiliated company. The preference shares carried a floating cumulative dividend based on the bankers acceptance rate plus 30 basis points. The preference shares were redeemed in 2001 and the loan repaid.

Shareholder Rights Plan - On 30th July 2001, CP Ships adopted a Shareholder Rights Plan (the "Rights Plan") which became effective 1st October 2001. The Rights Plan is designed to provide CP Ships with sufficient time to explore and develop alternatives for maximizing shareholder value in the event of a takeover bid and to provide all shareholders with an equal opportunity to participate in the bid.

14. Stock Options

Under the CP Ships Employee Stock Option Plan ("ESOP") and Directors Stock Option Plan ("DSOP") options may be granted to employees and directors to purchase CP Ships common shares at a price normally based on the market value of the shares on or immediately prior to the grant date. Each option may be exercised on a date or dates set by the Board of Directors and generally expires ten years after the grant date.

At 31st December 2002, 3,763,573 shares (2001: 2,453,429 shares, 2000: nil)
were available for the granting of future options under the stock option plans out of the 6,158,000 currently authorized.

                 Notes to the Consolidated Financial Statements


The company has elected to not recognize stock option compensation as an expense but to disclose the effect based on fair value spread over the period to vesting. ESOP shares generally vest three years from grant. DSOP shares vest immediately upon grant.

The company has used the Black-Scholes option-pricing model to assess the fair value of the 155,000 options granted to employees and the 24,000 options granted to directors in 2002 with the following assumptions:

Dividend yield                                          1.4%
Volatility                                             30.0%
Risk-free interest rate                                 4.5%
Expected life (years)                                      5

In view of the small numbers of options granted there is no material impact to disclose on reported net income or earnings per common share.

During 2002, 2,114,012 stock options were replaced with 704,666 restricted shares.

In the event of a change in control of CP Ships, all outstanding options and unvested restricted shares under all plans become immediately exercisable.

Transition of CPL Option Plan - On the effective date of the Plan of Arrangement described in note 13, outstanding options under the CPL Key Employee Stock Option Plan ("KESOP") were replaced pro-rata with new options under the new option plans of the five separately-listed companies, including CP Ships, which were created by the spin-off. Former CPL employees' options over CP Ships shares may be exercised after two years from the original grant date under KESOP in respect to one-half of the number of shares and after three years in respect to the balance and expire ten years after the original grant date.

                 Notes to the Consolidated Financial Statements



Details of the stock options outstanding for 2002 and 2001 (none outstanding in 2000) are as follows:


                                                                           2002                               2001
                                                                           ----                               ----
                                                                                      Weighted                           Weighted
                                                                                       Average                            Average
                                                                    Number of   Exercise Price         Number of   Exercise Price
                                                                      Options    ($ per share)           Options    ($ per share)
                                                                      -------    -------------           -------    -------------
Outstanding at beginning of the year                                3,673,520            7.334                 -                -
Granted to former CPL employees under the Plan of
   Arrangement                                                              -                -           548,983            4.052
Granted under:
   ESOP                                                               155,000            9.660         3,136,000            7.840
   DSOP                                                                24,000           10.390            48,000            7.840
Exercised                                                           (107,733)            3.901          (51,051)            4.205
Forfeited                                                         (2,213,785)            4.151           (8,412)            4.141
Expired                                                                  (25)            3.900                 -                -
                                                             ---------------------------------------------------------------------
Outstanding at end of the year                                      1,530,977            7.105         3,673,520            7.334
                                                             =====================================================================


Details as at 31st December 2002 of the stock options outstanding by year of expiry are as follows:



                                                                                       Weighted                           Weighted
                                                                Exercise Price          Average                            Average
                                                    Number of            Range    Exercise Price        Number       Exercise Price
Year of Expiry                                        Options    ($ per share)    ($ per share)       Exercisable    ($ per share)
                                                      -------    -------------    -------------       -----------    -------------
2003                                                   24,826    2.703-3.049         2.994            24,826            2.994
2004                                                   16,165    2.857               2.857            16,165            2.857
2005                                                   30,391    3.228-3.280         3.229            30,391            3.229
2006                                                        -    -                     -                -                 -
2007                                                   57,091    4.856-5.112         4.861            57,091            4.861
2008                                                    9,400    4.542-5.509         4.866            9,400             4.866
2009                                                   91,417    4.087               4.087            91,417            4.087
2010                                                  112,699    4.247-5.246         4.308           112,699            4.308
2011                                                1,113,322    7.840               7.840            48,000            7.840
2012                                                   75,666    9.660-10.390        9.892            24,000           10.390
                                             --------------------------------------------------------------------------------------
                                                    1,530,977    2.491-7.840         7.105           413,989            4.097
                                             ======================================================================================

                 Notes to the Consolidated Financial Statements


15. Change in Non-Cash Working Capital Balances

                                        2002       2001       2000
                                        ----       ----       ----
(Increase)/decrease in current assets
Accounts receivable                     (73)       (61)       (86)
Prepaid expenses                         (8)        (6)        (6)
Inventory                                (9)          2        (5)
                                   --------------------------------
                                        (90)       (65)       (97)
Increase/(decrease) in current liabilities
Accounts payable and accrued
   liabilities                            83         62         72

Increase in non-cash working
   capital from acquisition of
   businesses (note 6)                  (49)          -       (24)
Decrease in non-cash working
   capital transferred in from
   shipping-related affiliates
   prior to spin-off (note 13)             -          9          -
Other changes in non-cash
   working capital                         -          1         12
                                   --------------------------------
Total                                 $ (56)        $ 7     $ (37)
                                   ================================

16. Earnings Per Share

Basic and diluted earnings per share are shown on the income statement and have been calculated using net income available to common shareholders divided by 84.8 million and 86.1 million shares respectively for 2002, 79.3 million and 79.9 million shares respectively for 2001 and 79.1 million and 79.2 million shares respectively for 2000.

The basic and diluted earnings per share figures for 2001 and 2000 have been determined as if the shares and options outstanding at the spin-off date (note
13) had been in place for 2001 and 2000.

(million of shares)                     2002      2001      2000
                                        ----      ----      ----

Weighted average number of common
   shares outstanding for basic
   earnings per share                   84.8      79.3      79.1

Effect of dilutive securities
   - stock options                       0.6       0.6       0.1
   - unvested restricted shares          0.7         -         -
                                     ----------------------------
Weighted average number of common
   shares outstanding for diluted
   earnings per share                   86.1      79.9      79.2
                                     ============================

17. Related Party Transactions

Container shipping operating expenses include $90 million in 2001 (2000: $127 million) in relation to services provided by parties who were related at the times of the transactions, mainly for inland transportation costs paid to Canadian Pacific Railway, which charges were established on normal commercial terms. There were dividends on preference shares paid to a former affiliated company amounting to $3 million in 2001 (2000: $2 million).

18. Contingent Liabilities

At 31st December 2002, CP Ships had bank and other guarantees given in the normal course of business of $2 million (2001: $1 million, 2000: $4 million).

During the normal course of business activity, CP Ships and its subsidiaries are occasionally involved in litigation proceedings. The company is currently defending an action in Belgium that was initiated in 1999 totalling approximately Euro 89 million ($93 million) against it and certain of its subsidiaries relating to termination of contracts for stevedoring and related services. CP Ships intends to defend vigorously this action. CP Ships and its subsidiaries do not believe they will incur any liability and accordingly, no provision has been made in the financial statements with respect to this matter other than for legal costs.

19. Commitments

(a) Capital expenditures - CP Ships had capital commitments at 31st December 2002 of $173 million, principally in respect to shipbuilding contracts, which fall due in 2003.

(b) Operating leases - CP Ships utilizes ships, containers and other equipment and occupies premises under non-cancelable operating leases.

Rent expense under operating leases:

                                        2002      2001      2000
                                        ----      ----      ----

Ships                                    207       308       308
Containers                               131       132       124
Other                                     27        18        17
                                    -----------------------------
                                       $ 365     $ 458     $ 449
                                    =============================

                 Notes to the Consolidated Financial Statements


CP Ships has commitments under operating leases, including obligations under time charters which include certain ship operating expenses, and under long-term bare-boat charters. The commitments in each of the next five years and thereafter are:

2003                                                         159
2004                                                          92
2005                                                          97
2006                                                          59
2007                                                          53
2008 and thereafter                                          162
                                                      -----------
                                                           $ 622
                                                      ===========

20. Pensions

CP Ships operates a number of defined contribution and defined benefit pension plans throughout the world.

Defined benefit plans are based principally on years of service and compensation levels near retirement. Annual contributions to these plans, which are based on various actuarial cost methods, are made on the basis of not less than the minimum amounts required by national, federal or provincial pension supervisory authorities.

Net benefit plan expense for each year for defined benefit plans includes the following components:

                                       2002      2001       2000
                                       ----      ----       ----

Service cost - benefits earned
   during the year                        1         1          1
Interest cost on projected
   benefit obligation                     2         4          5
Expected return on pension fund
   assets                               (2)       (4)        (5)
Recognised net actuarial loss             -         4        (1)
Amount not recognised due to
   limitation                             2       (3)          1
Curtailment gain                        (2)         -          -
                                  -------------------------------
Net benefit plan expense                $ 1       $ 2        $ 1
                                  ===============================

Information about changes in CP Ships' defined benefit plans is as follows:

                                                  2002      2001
                                                  ----      ----
Change in benefit obligation
Benefit obligation at beginning of year             32        85
Service cost                                         1         1
Interest cost                                        2         4
Amendments                                           -       (2)
Actuarial loss/(gain)                                2      (16)
Settlement                                           -      (38)
Benefits paid                                      (3)       (1)
Exchange rate fluctuation                            1       (1)
                                              -------------------
Benefit obligation at end of year                 $ 35      $ 32
                                              ===================

Change in plan assets
Fair value of assets at beginning of year           25        83
Actual return on plan assets                       (2)      (21)
Settlement                                           -      (38)
Employer contributions                               2         2
Benefits paid                                      (3)       (1)
Exchange rate fluctuation                            1         -
                                              -------------------
Fair value of plan assets at end of year          $ 23      $ 25
                                              ===================

Included in the above accrued benefit obligation and fair value of plan assets are the following amounts in respect to plans that are not fully funded:

                                                  2002      2001
                                                  ----      ----

Funded status                                     (12)       (7)
Unrecognised net actuarial loss                     13         8
Unrecognised prior service cost                      -       (2)
Amount not recognised due to limitation            (4)       (2)
                                              -------------------
Accrued benefit cost                             $ (3)     $ (3)
                                              ===================

Weighted-average assumptions as of 31st December:
Discount rate                                 6.1%      6.5%
Expected return on plan assets                7.0%      7.2%
Rate of compensation increase                 4.2%      4.9%

CP Ships also has a number of defined contribution plans. The net expense for such plans was $6 million (2001 and 2000: 4 million).

21. Segment Information

CP Ships provides regional containerized ocean and related inland transportation services across the world in various trade lanes.

CP Ships manages its business by aggregating its container shipping services into the four major markets that it serves, namely TransAtlantic, Australasia, Latin America and Asia. Container shipping services in other regions and services ancillary to container shipping are separately aggregated. Accordingly, CP Ships has five reportable segments.

                 Notes to the Consolidated Financial Statements


Revenue and operating expenses are either directly related to the activity in a segment or are centrally managed and are allocated across the segments.

CP Ships does not manage or analyze its assets by segment and consequently no segmented analysis of assets is presented. It is impractical to obtain an analysis of revenue by customers' countries of domicile. CP Ships does not rely on any single major customer or group of major customers. No customer accounts for more than 10% of revenue.

                                      2002       2001       2000
                                      ----       ----       ----
Revenue
TransAtlantic                        1,328      1,323      1,406
Australasia                            531        549        574
Latin America                          238        244        242
Asia                                   508        435        337
Other                                   82         95         86
                                  -------------------------------
                                   $ 2,687    $ 2,646    $ 2,645
                                  -------------------------------
Expenses
TransAtlantic                        1,268      1,244      1,317
Australasia                            504        520        551
Latin America                          217        216        224
Asia                                   546        448        317
Other                                   69         79         72
                                  -------------------------------
                                   $ 2,604    $ 2,507    $ 2,481
                                  -------------------------------
Operating income before exceptional items
TransAtlantic                           60         79         89
Australasia                             27         29         23
Latin America                           21         28         18
Asia                                  (38)       (13)         20
Other                                   13         16         14
                                  -------------------------------
                                      $ 83      $ 139      $ 164
                                  ===============================

Depreciation and amortization included in expenses:

                                      2002       2001       2000
                                      ----       ----       ----

TransAtlantic                           50         44         40
Australasia                             10          6          8
Latin America                            9          5          3
Asia                                    18          8          4
Other                                    6         11          5
                                  -------------------------------
                                      $ 93       $ 74       $ 60
                                  ===============================

Geographical analysis of property, plant and equipment and goodwill and other intangible assets:

                                               2002         2001
                                               ----         ----

Canada                                           33           36
United States                                    88           85
Other countries                                  56           57
Ships/(1)/                                      890          526
Containers/(1)/                                  89           91
Goodwill and other intangible
 assets/(1)/                                    608          502
                                        -------------------------
                                            $ 1,764      $ 1,297
                                        =========================

/(1)/ None of ships, containers or goodwill and other intangible assets are located in a particular country

22. Differences Between Accounting Principles Generally Accepted in Canada and in the United States

Summary of differences - The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences are described below along with their effect on CP Ships' Consolidated Statements of Income, Retained Earnings, Consolidated Balance Sheets and Consolidated Statements of Cash Flow. Certain additional disclosures as required under US GAAP have not been provided as permitted by the Securities and Exchange Commission.

(a) Derivative financial instruments - Adoption of FASB Statement No. 133 Prior to 1st January 2001 for United States reporting under FASB Statement No. 52, "Foreign Currency Translation," gains and losses on forward foreign exchange contracts associated with anticipated future transactions that do not constitute firm commitments were recognized in income as they arose. Effective 1st January 2001, CP Ships adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and 138 for the purpose of presenting US GAAP financial information. The cumulative effect of the adoption of FAS 133 at 1st January 2001 was to reduce net income before taxes under US GAAP by approximately $4 million.

FAS 133 requires that all derivative instruments be recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

CP Ships offers to certain customers the option to pay its receivables in either US dollars or the local currency of the customer. These terms constitute an embedded derivative and for US GAAP are accounted for under FAS 133 which requires revaluing these derivatives to fair value and recording a liability with the offset to net income.

                 Notes to the Consolidated Financial Statements


Foreign currency hedging Derivatives, which are designated as cash flow hedges for Canadian GAAP, are used by CP Ships to hedge certain anticipated foreign currency expenditures.

Under Canadian GAAP, gains and losses on foreign exchange hedge contracts are recognized in income in the period that the hedged exposure is recognized in income, which is the same period in which the instrument is settled. Under US GAAP, CP Ships does not meet all of the criteria for hedge accounting and therefore outstanding hedges have been marked-to-market through earnings.

Interest rate swaps Interest rate swap agreements are used by CP Ships to manage interest rate risk. These swaps are accounted for as hedges under Canadian GAAP. Under US GAAP, CP Ships does not meet all of the criteria for hedge accounting and therefore outstanding hedges have been marked-to-market through earnings.

(b) Acquisition integration and reorganization costs - There are differences between Canadian and US GAAP as to the timing of the recognition of certain liabilities associated with acquisition-related integration and reorganization costs. Further, in the past under US GAAP certain of these costs were charged to the income statement rather than being allocated to the cost of the acquisition, with a consequent effect on the amount of goodwill and the subsequent annual amortization charge. There are no longer any differences between US and Canadian GAAP. Differences in the balance of goodwill will remain. (c) Employee future benefits - pension costs - The treatment of pension costs is similar under both Canadian and US GAAP. The remaining differences affecting CP Ships are the additional minimum liability required under US GAAP and the recoverable surplus limitation calculated under Canadian GAAP. These items account for the US GAAP reconciliation item.

(d) Income taxes - Effective 1st January 2000, CP Chips adopted, without restating prior years, the new CICA 3465, with respect to accounting for income taxes. Although Canadian and US GAAP for income taxes are broadly the same, Canadian GAAP uses substantively enacted, rather than enacted only, tax rates to calculate future taxes.

(e) Goodwill charges - Effective 1st January 2002, CP Ships adopted prospectively, without restating prior years, the provisions of the new recommendations of the Canadian Institute of Chartered Accountants under CICA 3062. This eliminated most differences between Canadian and US GAAP with respect to accounting for goodwill.

Prior to 2002, under Canadian GAAP goodwill charges net of any tax effects were reported separately as a deduction from income after tax, whereas US GAAP required goodwill charges to be reported within operating expenses and consequently they were included in the determination of operating income. Amortization expense for the year ended 31st December 2001 was $14 million (2000: $16 million).

(f) Stock-based compensation - Under Canadian GAAP, compensation expense is not recognized for stock options. Any consideration paid by employees on the exercise of stock options is credited to share capital. For US GAAP under APB 25, the difference between the market value at the date of grant and the grant price of the stock option or issuance of shares to employees would be recognized as compensation expense.

Under both Canadian and US GAAP the issuance of shares to employees is recognized as compensation expense based on market value at the date of grant. Prior to 1st January 2002, however, the issuance of shares to employees was not recognized as compensation expense under Canadian GAAP.

(g) Comprehensive income - US GAAP requires the disclosure, as other comprehensive income, of changes in equity during the period from transactions and other events from non-owner sources. Canadian GAAP does not require similar disclosure.

Other comprehensive income under US GAAP in these financial statements arises from foreign currency translation adjustments and additional minimum pension liability. A statement of comprehensive income under US GAAP for each of the years ended 31st December 2002, 2001 and 2000 is shown in note 22(l).

(h) Ship leases - During August 2002, CP Ships purchased four ships that were previously bareboat chartered. Under Canadian GAAP, these charters were accounted for as operating leases. However, the ships were owned by special purpose entities that have been consolidated under US GAAP. Consequently, for US GAAP a loss on extinguishment of debt was recorded at purchase while this amount was capitalized as part of the cost of the ships for Canadian GAAP. At 31st December 2002, the difference in equity of $23 million represents the difference in capitalized ship costs between US and Canadian GAAP and will be reduced as the assets are depreciated.

The US GAAP information as at 31st December 2001 previously treated these charters as operating leases. However the accounting was changed to reflect the consolidation of the special purpose entities. For the years ended 31st December 2001 and 2000 there was no material impact on net income as the decrease in charter hire expense of $21 million was offset by an increase in interest of $13 million and depreciation of $8 million respectively in each of the two years. The impact on US GAAP shareholders' equity is a $3 million reduction as at 31st December 2001 and 2000 compared with shareholders' equity under Canadian GAAP. This comprises an increase in property, plant and equipment of $160 million, in long-term debt of $165 million and in accrued interest of $2 million and a decrease in charter hire accruals of $4

                 Notes to the Consolidated Financial Statements


million. For the years ended 31st December 2001 and 2000, cash flows from operations would be increased by $8 million and outflows from financing activities would be increased by $8 million in each year.

(i) Capitalized interest - Under Canadian GAAP, CP Ships does not capitalize interest. US GAAP requires interest incurred as part of the costs of constructing assets to be capitalized.

(j) Change in accounting policy - dry docks - The effect of a change in accounting policy for dry dock costs in 2000 has been reflected by retrospectively restating the previous year's Canadian GAAP financial statements. Under US GAAP, the cumulative effect of this change has been reported in the 2000 income statement.

The effect of this change in 2000 on income before cumulative effect of change in accounting principles and on net income as determined in accordance with US GAAP was an increase to net income of $6 million, and an increase in basic earnings per share of $0.08.

(k) Recent US GAAP pronouncements - FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" has been issued and requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The standard is effective for fiscal years beginning after 31st December 2003. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

FAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" is effective 1st January 2003. This Statement makes changes and technical corrections to several other standards that do not affect CP Ships. It also rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" to require that extinguishment of debt is no longer automatically eligible to be classified as an extraordinary item and must be retroactively restated into ordinary net income unless the loss qualifies as extraordinary under the normal tests. CP Ships will reclassify the loss of $25 million on extinguishment of debt as required by the standard.

FAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" addresses financial accounting and reporting for costs associated with exit or disposal activities. The standard requires that liabilities for such costs associated with an exit or disposal activity be recognized when the liability is incurred. Previously, such costs were accrued at the date the plan was finalized. The standard is effective for exit or disposal activities initiated after 31st December 2002 and will affect the timing of recognition for such costs if CP Ships were to enter such a plan.

FIN 46, "Consolidation of Variable Interest Entities" addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The standard is effective for variable interest entities created after 31st January 2003 and for existing entities for the first interim period beginning after 15th June 2003. CP Ships is assessing the impact that this guidance may have on its financial position and results of operation.

                 Notes to the Consolidated Financial Statements


(l) Statements of consolidated income and shareholders' equity
The following is a reconciliation of net income under Canadian GAAP to net income under US GAAP:


                                                                                                         YEAR ENDED 31ST DECEMBER
(US$ millions except per share amounts)                                                      2002
                                                                                             ----
                                                                                                    Revised (note 2)
Net income - Canadian GAAP                                                                      52             69           135
US GAAP adjustments
   Derivative financial instruments                                                             --              2             --
   Unrealised loss on foreign exchange contracts                                                --             --            (5)
   Interest rate swaps                                                                           4             --             --
   Acquisition -related costs                                                                  (3)            (3)           (15)
   Pension costs                                                                                 2            (3)             3
   Deferred income taxes                                                                        --             --            (4)
   Stock-based compensation                                                                     --            (8)             --
   Ship leases                                                                                   5             --             --
   Capitalized interest                                                                          5             --             --
   Tax effect of US GAAP adjustments                                                            --             --             --
                                                                                    ----------------------------------------------
Income - US GAAP before cumulative effect of accounting changes                                 65             57           114
   Cumulative effect of adoption of FAS 133                                                     --            (4)             --
   Extraordinary loss                                                                         (25)             --             --
   Cumulative effect of change in dry dock accounting policy                                    --             --            19
                                                                                    ----------------------------------------------
Net income - US GAAP                                                                            40             53           133
Other comprehensive income
   Foreign currency translation adjustments                                                      2            (2)            (2)
   Additional minimum pension liability                                                        (6)             --             --
                                                                                    ----------------------------------------------
Comprehensive income - US GAAP                                                                $ 36           $ 51         $ 131
                                                                                    ==============================================
Earnings per common share basic ($ per share)/*/
Canadian GAAP                                                                              $ 0.61        $ 0.83             $ 1.68
US GAAP
   Income before cumulative effect of accounting changes and extraordinary loss            $ 0.77        $ 0.68             $ 1.42
   Cumulative effect of accounting changes                                                      --      $ (0.05)            $ 0.24
   Extraordinary loss                                                                     $ (0.29)            --               --
                                                                                    ----------------------------------------------
Basic earnings per common share after cumulative effect of accounting changes              $ 0.48        $ 0.63             $ 1.66
                                                                                    ----------------------------------------------
Earnings per common share diluted ($ per share)/*/
Canadian GAAP                                                                              $ 0.60        $ 0.83             $ 1.68
US GAAP
   Income before cumulative effect of accounting changes and extraordinary loss            $ 0.75         $ 0.68            $ 1.41
   Cumulative effect of accounting changes                                                      --      $ (0.05)            $ 0.24
   Extraordinary loss                                                                      $ (0.29)            --              --
                                                                                    ----------------------------------------------
Diluted earnings per common share after cumulative effect of accounting changes            $ 0.46        $ 0.63             $ 1.65
                                                                                    ==============================================
/*/ Earnings per common share is calculated after deduction of preference share dividends

Reconciliation of equity under Canadian GAAP to equity under US GAAP:


                                                                                                         YEAR ENDED 31ST DECEMBER
                                                                                              2002           2001            2000
                                                                                              ----           ----            ----

Equity - Canadian GAAP                                                                       1,225          1,096           1,099
US GAAP adjustments
Derivative financial instruments                                                               (2)            (2)              --
   Interest rate swaps                                                                           4             --              --
   Acquisition-related costs                                                                  (44)           (41)            (38)
   Pension costs                                                                               (1)              3               6
   Ship leases                                                                               (23)             (3)            (3)
   Capitalized interest                                                                        5               --              --
   Tax effect of US GAAP adjustments                                                            --             --              --
                                                                                    ----------------------------------------------
Equity - US GAAP                                                                         $ 1,164         $ 1,053        $ 1,064
                                                                                    ==============================================


23. Supplemental Information on the Subsidiary Guarantors

The obligations of CP Ships under the ten-year senior notes have been jointly and severally, fully and unconditionally guaranteed by wholly owned subsidiaries, CP Ships (UK) Limited ("CP Ships (UK)"), Lykes Lines Limited, LLC ("Lykes LLC"), and TMM Lines Limited, LLC ("TMM LLC") (the "Subsidiary Guarantors"). The following tables set out condensed consolidating balance sheets of CP Ships as at 31st December 2002 and 2001 and condensed consolidating statements of income and cash flow for the years ended 31st December 2002, 2001 and 2000 which contain separate financial information relating to the Subsidiary Guarantors.

Supplementary consolidating statements of income - 2002


                                                                                                  YEAR ENDED 31ST DECEMBER 2002
                                                      CP Ships      Subsidiary            Other                    Consolidated
                                                      --------      ----------            -----                    ------------
                                                       Limited      Guarantors     Subsidiaries    Eliminations          Totals
                                                       -------      ----------     ------------    ------------          ------
Canadian GAAP
Revenues
Container shipping operations                               -           2,609             460             (382)          2,687
Expenses
Container shipping operations                               -           2,149             253             (254)          2,148
General and administrative                                  8             381             106             (128)            367
Depreciation and amortization of intangible
   assets                                                   -              41              52                -              93
Currency exchange gain                                      -              (3)             (1)               -              (4)
                                              ----------------------------------------------------------------------------------
                                                            8           2,568             410             (382)          2,604
Operating (loss)/income before
   exceptional items                                       (8)             41              50                -              83
Unusual items                                               -               3              (1)               -               2
                                              ----------------------------------------------------------------------------------
Operating (loss)/income                                    (8)             44              49                -              85
Interest expense, net                                      (8)              -             (15)               -             (23)
                                              ----------------------------------------------------------------------------------
(Loss)/income before income tax                           (16)             44              34                -              62
Income tax expense                                          -              (2)             (8)               -             (10)
                                              ----------------------------------------------------------------------------------
(Loss)/income before income from
   subsidiaries                                           (16)             42              26                -              52
Income/(loss) from subsidiaries                            68              (2)             42             (108)              -
                                              ----------------------------------------------------------------------------------
Net income available to common
   shareholders                                          $ 52            $ 40            $ 68           $ (108)           $ 52
                                              ==================================================================================

Net income - Canadian GAAP                                 52              40              68             (108)             52
US GAAP adjustments(1)
   Interest rate swaps                                      4               -               -                -               4
   Acquisition-related costs                                -              (3)              -                -              (3)
   Pension costs                                            -               -               2                -               2
   Ship leases                                              -               5               -                -               5
   Capitalized interest                                     -               -               5                -               5
   Tax effect of US GAAP adjustments                        -               -               -                -               -
                                              ----------------------------------------------------------------------------------
Income - US GAAP before
   cumulative effect of accounting changes                 56              42              75             (108)             65
Extraordinary loss                                          -             (25)              -                -             (25)
                                              ----------------------------------------------------------------------------------
Net income - US GAAP                                       56              17              75             (108)             40
Foreign currency translation adjustments                    -              (3)              5                -               2
Additional minimum pension liability                        -              (6)              -                -              (6)
                                              ----------------------------------------------------------------------------------
Comprehensive income - US GAAP                           $ 56             $ 8            $ 80           $ (108)           $ 36
                                              ==================================================================================

(1)The US GAAP differences as they apply to CP Ships are discussed in Note 22.

Supplemental consolidating statements of income - 2001


                                                                                                  YEAR ENDED 31ST DECEMBER 2001
                                                      CP Ships      Subsidiary            Other                    Consolidated
                                                      --------      ----------            -----                    ------------
                                                       Limited      Guarantors     Subsidiaries    Eliminations          Totals
                                                       -------      ----------     ------------    ------------          ------

Canadian GAAP
Revenues
Container shipping operations                                -           2,655              287           (296)           2,646
Expenses
Container shipping operations                                -           2,165              199           (296)           2,068
General and administrative                                   -             324               35               4             363
Depreciation and amortization of intangible
   assets                                                    -              44               37             (7)              74
Currency exchange loss                                       -               1                1               -               2
Gain on disposal of property, plant and
   equipment                                               (7)               -                -               7               -
                                              ----------------------------------------------------------------------------------
                                                           (7)           2,534              272           (292)           2,507
Operating income before
   exceptional items                                         7             121               15             (4)             139
Unusual items                                                -             (8)             (11)               -            (19)
Spin-off related items                                       -             (7)             (17)               -            (24)
                                              ----------------------------------------------------------------------------------
Operating income/(loss)                                      7             106             (13)             (4)              96
Interest income/(expense), net                               3               6              (9)               -               -
                                              ----------------------------------------------------------------------------------
Income/(loss) before income tax                             10             112             (22)             (4)              96
Income tax expense                                           -             (6)              (6)               -            (12)
                                              ----------------------------------------------------------------------------------
Income/(loss) before goodwill charges
   and minority interest                                    10             106             (28)             (4)              84
Minority interest                                            -               -                1               -               1
                                              ----------------------------------------------------------------------------------
Income/(loss) before goodwill charges                       10             106             (27)             (4)              85
Goodwill charges, net of tax                                 -            (16)                -               -            (16)
                                              ----------------------------------------------------------------------------------
Income/(loss) before income from
   subsidiaries                                             10              90             (27)             (4)              69
Income/(loss) from subsidiaries                             60            (13)               90           (137)               -
                                              ----------------------------------------------------------------------------------
Net income                                                  70              77               63           (141)              69
Dividends on preference shares                             (3)               -                -               -             (3)
                                              ----------------------------------------------------------------------------------
Net income available to common
   shareholders                                           $ 67            $ 77             $ 63         $ (141)            $ 66
                                              ==================================================================================

Net income - Canadian GAAP                                  70              77               63           (141)              69
US GAAP adjustments(1)
   Derivative financial instruments                          -               2                -               -               2
   Acquisition-related costs                                 -             (3)                -               -             (3)
   Pension costs                                             -               -              (3)               -             (3)
   Stock-based compensation                                  -             (7)              (1)               -             (8)
   Tax effect of US GAAP adjustments                         -               -                -               -               -
                                              ----------------------------------------------------------------------------------
Income - US GAAP before
   cumulative effect of accounting changes                  70              69               59           (141)              57
Cumulative effect of adoption of FAS 133                     -             (4)                -               -             (4)
                                              ----------------------------------------------------------------------------------
Net income - US GAAP                                        70              65               59           (141)              53
Foreign currency translation adjustments                     -               1              (3)               -             (2)
                                              ----------------------------------------------------------------------------------
Comprehensive income - US GAAP                            $ 70            $ 66             $ 56         $ (141)            $ 51
                                              ==================================================================================
(1)The US GAAP differences as they apply to CP Ships are discussed in Note 22.

Supplemental consolidating statements of income - 2000


                                                                                                  YEAR ENDED 31ST DECEMBER 2000
                                                      CP Ships      Subsidiary            Other                    Consolidated
                                                      --------      ----------            -----                    ------------
                                                       Limited      Guarantors     Subsidiaries    Eliminations          Totals
                                                       -------      ----------     ------------    ------------          ------

Canadian GAAP
Revenues
Container shipping operations                               3           2,520             439           (317)           2,645
Expenses
Container shipping operations                               -           2,043             278           (284)           2,037
General and administrative                                  4             304              59              14             381
Depreciation and amortization of intangible
   assets                                                   -              28              45            (13)              60
Currency exchange loss/(gain)                               -              12             (7)               -               5
Gain on disposal of property, plant and
   equipment                                                -               -             (2)               -             (2)
                                             ---------------------------------------------------------------------------------
                                                            4           2,387             373           (283)           2,481
Operating (loss)/income                                   (1)             133              66            (34)             164
Interest income/(expense), net                              1               5             (5)               -               1
                                             ---------------------------------------------------------------------------------
Income before income tax                                    -             138              61            (34)             165
Income tax expense                                          -             (4)             (8)               -            (12)
                                             ---------------------------------------------------------------------------------
Income before goodwill charges                              -             134              53            (34)             153
Goodwill charges, net of tax                                -            (17)             (1)               -            (18)
                                             ---------------------------------------------------------------------------------
Income before income from
   subsidiaries                                             -             117              52            (34)             135
Income from subsidiaries                                  136               2             117           (255)               -
                                             ---------------------------------------------------------------------------------
Net income                                                136             119             169           (289)             135
Dividends on preference shares                            (2)               -               -               -             (2)
Net income available to common
   shareholders                                         $ 134           $ 119           $ 169         $ (289)           $ 133
                                              ==================================================================================

Net income - Canadian GAAP                                136             119             169           (289)             135
US GAAP adjustments(1)
   Unrealised loss on foreign exchange
      contracts                                             -               -             (5)               -             (5)
   Acquisition-related costs                                -            (15)               -               -            (15)
   Pension costs                                            -               2               1               -               3
   Deferred income taxes                                    -             (5)               1               -             (4)
   Tax effect of US GAAP adjustments                        -               -               -               -               -
                                             ---------------------------------------------------------------------------------
Income - US GAAP before
   cumulative effect of accounting changes                136             101             166           (289)             114
Cumulative effect of change in
   dry dock accounting policy                               -              19               -               -              19
                                             ---------------------------------------------------------------------------------
Net income - US GAAP                                      136             120             166           (289)             133
Foreign currency translation adjustments                    -               -             (2)               -             (2)
                                             ---------------------------------------------------------------------------------
Comprehensive income - US GAAP                          $ 136           $ 120           $ 164         $ (289)           $ 131
                                              ==================================================================================
(1)The US GAAP differences as they apply to CP Ships are discussed in Note 22.

Supplemental consolidating balance sheets - 2002


                                                                                                       AS AT 31ST DECEMBER 2002
                                                                CP Ships    Subsidiary        Other                Consolidated
                                                                --------    ----------        -----                ------------
                                                                 Limited    Guarantors Subsidiaries  Eliminations        Totals
                                                                 -------    ---------- ------------  ------------        ------

Canadian GAAP
ASSETS
Current assets
Cash and cash equivalents                                              1            58           51             -           110
Accounts receivable
   Intercompany                                                        2         1,039          883       (1,924)             -
   Trade and other receivables                                         2           463          107             -           572
Loans to affiliated companies due within one year                     66           134          177         (377)             -
Inventory                                                              -            18            3             -            21
                                                        ------------------------------------------------------------------------
                                                                      71         1,712        1,221       (2,301)           703
                                                        ------------------------------------------------------------------------

Investments in subsidiaries                                        1,368            43        1,113       (2,524)             -
Property, plant and equipment                                          -           112        1,044             -         1,156
Deferred charges                                                       8             1            7             -            16
Goodwill and other intangibles                                         -           484          124             -           608
Other assets                                                           -             4            -             -             4
                                                        ------------------------------------------------------------------------
                                                                 $ 1,447       $ 2,356      $ 3,509     $ (4,825)       $ 2,487
                                                        ------------------------------------------------------------------------
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities
   Intercompany                                                        7           876        1,041       (1,924)             -
   Accounts payable and accrued liabilities                           11           557           90             -           658
Loans from affiliated companies due within one year                    -           177          200         (377)             -
Long-term debt due within one year                                     -             -           15             -            15
                                                        ------------------------------------------------------------------------
                                                                      18         1,610        1,346       (2,301)           673
Long-term liabilities
Long-term debt due after one year                                    196             1          385             -           582
Future income taxes                                                    -             1            6             -             7
                                                        ------------------------------------------------------------------------
                                                                     196             2          391             -           589
Shareholders' equity
Common share capital                                                 685            20          824         (844)           685
Share premium                                                          -           297            -         (297)             -
Contributed surplus                                                    1           444            -         (444)             1
Retained earnings                                                    547          (15)          954         (939)           547
Cumulative foreign currency translation adjustments                    -           (2)          (6)             -           (8)
                                                        ------------------------------------------------------------------------
                                                                   1,233           744        1,772       (2,524)         1,225
                                                        ------------------------------------------------------------------------
                                                                 $ 1,447       $ 2,356      $ 3,509     $ (4,825)       $ 2,487
                                                        ========================================================================
Equity - Canadian GAAP                                             1,233           744        1,772       (2,524)         1,225
US GAAP adjustments(1)
   Derivative financial instruments                                    -           (2)            -             -           (2)
   Interest rate swaps                                                 4             -            -             -             4
   Acquisition-related costs                                           -          (44)            -             -          (44)
   Pension costs                                                       -           (6)            5             -           (1)
   Ship leases                                                         -          (23)            -             -          (23)
   Capitalized interest                                                -             -            5             -             5
   Tax effect of US GAAP adjustments                                   -             -            -             -             -
                                                        ------------------------------------------------------------------------
Equity - US GAAP                                                 $ 1,237         $ 669      $ 1,782     $ (2,524)       $ 1,164
                                                        ========================================================================
(1)The US GAAP differences as they apply to CP Ships are discussed in Note 22.
Supplemental consolidating balance sheets - 2001



                                                                                                       AS AT 31ST DECEMBER 2001
                                                                CP Ships    Subsidiary        Other                Consolidated
                                                                --------    ----------        -----                ------------
                                                                 Limited    Guarantors Subsidiaries  Eliminations        Totals
                                                                 -------    ---------- ------------  ------------        ------
Canadian GAAP
ASSETS
Current assets
Cash and cash equivalents                                              -            74           42             -           116
Accounts receivable
   Intercompany                                                       17           620          154         (791)             -
   Trade and other receivables                                         -           367          124             -           491
Loans to affiliated companies due within one year                      -            93          208         (301)             -
Inventory                                                              -            10            2             -            12
                                                       -------------------------------------------------------------------------
                                                                      17         1,164          530       (1,092)           619
                                                       -------------------------------------------------------------------------

Investments in subsidiaries                                        1,100            16        1,218       (2,334)             -
Property, plant and equipment                                          -           315          480             -           795
Deferred charges                                                       -             2            5             -             7
Goodwill and other intangibles                                         -           484           18             -           502
                                                       -------------------------------------------------------------------------
                                                                 $ 1,117       $ 1,981      $ 2,251     $ (3,426)       $ 1,923
                                                       -------------------------------------------------------------------------
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities
   Intercompany                                                       10           625          156         (791)             -
   Accounts payable and accrued liabilities                            1           440          148             -           589
Loans from affiliated companies due within one year                    -           203           98         (301)             -
Long-term debt due within one year                                     -             -           15             -            15
                                                       -------------------------------------------------------------------------
                                                                      11         1,268          417       (1,092)           604
Long-term liabilities
Long-term debt due after one year                                      -             1          214             -           215
Future income taxes                                                    -             2            6             -             8
                                                       -------------------------------------------------------------------------
                                                                       -             3          220             -           223
Shareholders' equity
Common share capital                                                 597            20          595         (615)           597
Share premium                                                          -           297            -         (297)             -
Contributed surplus                                                    -           447          144         (591)             -
Retained earnings                                                    509          (55)          886         (831)           509
Cumulative foreign currency translation adjustments                    -             1         (11)             -          (10)
                                                       -------------------------------------------------------------------------
                                                                   1,106           710        1,614       (2,334)         1,096
                                                       -------------------------------------------------------------------------
                                                                 $ 1,117       $ 1,981      $ 2,251     $ (3,426)       $ 1,923
                                                       =========================================================================
Equity - Canadian GAAP                                             1,106           710        1,614       (2,334)         1,096
US GAAP adjustments(1)
   Derivative financial instruments                                    -           (2)            -             -           (2)
   Acquisition-related costs                                           -          (41)            -             -          (41)
   Pension costs                                                       -             -            3             -             3
   Ship leases                                                         -           (3)            -             -           (3)
   Tax effect of US GAAP adjustments                                   -             -            -             -             -
                                                       -------------------------------------------------------------------------
Equity - US GAAP                                                 $ 1,106         $ 664      $ 1,617      $ (2,334)      $ 1,053
                                                       =========================================================================
(1)The US GAAP differences as they apply to CP Ships are discussed in Note 22.

Supplemental consolidating statements of cash flow - 2002


                                                                                                  YEAR ENDED 31ST DECEMBER 2002
                                                           CP Ships     Subsidiary         Other                   Consolidated
                                                           --------     ----------         -----                   ------------
                                                            Limited     Guarantors  Subsidiaries  Eliminations           Totals
                                                            -------     ----------  ------------  ------------           ------

Net income                                                       52             40            68         (108)               52
Depreciation and amortization of intangible assets                -             41            52             -               93
Unusual and spin-off related items                                -            (3)             1             -              (2)
Income from subsidiaries                                       (68)              2          (42)           108                -
Future income tax expense                                         -            (1)             -             -              (1)
Amortization of deferred charges                                  -              1             1             -                2
Other                                                             1            (3)             5           (2)                1
                                                     ---------------------------------------------------------------------------
                                                               (15)             77            85           (2)              145

Decrease/(increase) in non-cash working capital                   9           (81)            14             2             (56)
                                                     ---------------------------------------------------------------------------

Cash from operations before unusual and
   spin-off related payments                                    (6)            (4)            99             -               89
Unusual and spin-off related payments                             -              -          (12)             -             (12)
                                                     ---------------------------------------------------------------------------

Cash from operations                                            (6)            (4)            87             -               77

Financing activities
Increase in share capital                                        88              -           229         (229)               88
Increase in long-term debt                                      196              -           361             -              557
Repayment of long-term debt                                       -              -         (212)             -            (212)
Repayment of Italia short-term debt                               -              -          (11)             -             (11)
Increase in deferred charges                                    (8)              -           (3)             -             (11)
(Decrease)/increase in loans from
   affiliated companies                                        (55)             32            23             -                -
Common share dividends paid                                    (14)              -             -             -             (14)
                                                     ---------------------------------------------------------------------------

Cash inflow/(outflow) from financing activities                 207             32           387         (229)              397

Investing activities

Additions to property, plant and equipment                        -           (14)         (427)             -            (441)
Acquisition of businesses                                         -              -          (40)             -             (40)
Proceeds from disposal of property, plant and
   equipment                                                      -              3             2             -                5
Increase in investments in affiliated companies               (200)           (29)             -           229                -
Increase in other assets                                          -            (4)             -             -              (4)
                                                     ---------------------------------------------------------------------------

Cash (outflow)/inflow from investing activities               (200)           (44)         (465)           229            (480)
                                                     ---------------------------------------------------------------------------

Increase/(decrease) in cash and cash equivalents                  1           (16)             9             -              (6)
Cash and cash equivalents at beginning of year                    -             74            42             -              116
                                                     ---------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $ 1           $ 58          $ 51           $ -            $ 110
                                                     ===========================================================================


Supplemental consolidating statements of cash flow - 2001


                                                                                                  YEAR ENDED 31ST DECEMBER 2001
                                                           CP Ships     Subsidiary         Other                   Consolidated
                                                           --------     ----------         -----                   ------------
                                                            Limited     Guarantors  Subsidiaries  Eliminations           Totals
                                                            -------     ----------  ------------  ------------           ------
Operating Activities
Net income                                                       70             77            63           (141)             69
Depreciation and amortization of intangible assets                -             60            37             (7)             90
Unusual and spin-off related items                                -             15            28               -             43
Income from subsidiaries                                       (60)             13          (90)             137              -
Gain on disposal of property, plant and equipment               (7)              -             -               7              -
Other                                                             -              -             3             (2)              1
                                                     ---------------------------------------------------------------------------
                                                                  3            165            41             (6)            203

Decrease/(increase) in non-cash working capital                  17           (70)            45              15              7
                                                     ---------------------------------------------------------------------------

Cash from operations before unusual and
   spin-off related payments                                     20             95            86               9            210
Unusual and spin-off related payments                             -            (8)          (17)               -           (25)
                                                     ---------------------------------------------------------------------------

Cash from operations                                             20             87            69               9            185

Financing activities
Contributed surplus                                               2              -             -               -              2
Return of share capital                                        (14)              -             -               -           (14)
Redemption of preferred shares                                (116)              -             -               -          (116)
Increase in long-term debt                                        -              -           160               -            160
Repayment of long-term debt                                       -            (2)          (12)               -           (14)
Increase in deferred charges                                      -              -           (7)               -            (7)
Repayment of loans from
   former affiliated companies                                  (5)            (8)          (37)               -           (50)
Preference dividends paid                                       (3)            (1)             -               1            (3)
                                                     ---------------------------------------------------------------------------

Cash (outflow)/inflow from financing activities               (136)           (11)           104               1           (42)

Investing activities

Additions to property, plant and equipment                        -           (86)         (196)            (10)          (292)
Proceeds from disposal of property, plant and
   equipment                                                      -              3            12               -             15
Proceeds from disposal of investments                             -            (1)            13               -             12
Repayment of loans to former affiliated companies               116              -             -               -            116
                                                     ---------------------------------------------------------------------------

Cash inflow/(outflow) from investing activities                 116           (84)         (171)            (10)          (149)
                                                     ---------------------------------------------------------------------------

(Decrease)/increase in cash and cash equivalents                  -            (8)             2               -            (6)
Cash and cash equivalents at beginning of year                    -             82            40               -            122
                                                     ---------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $ -           $ 74          $ 42             $ -          $ 116
                                                     ===========================================================================


Supplemental consolidating statements of cash flow - 2000


                                                                                                  YEAR ENDED 31ST DECEMBER 2000
                                                           CP Ships     Subsidiary         Other                   Consolidated
                                                           --------     ----------         -----                   ------------
                                                            Limited     Guarantors  Subsidiaries  Eliminations           Totals
                                                            -------     ----------  ------------  ------------           ------

Operating Activities
Net income                                                     136           119            169           (289)             135
Depreciation and amortization of intangible assets               -            45             46            (13)              78
Income from subsidiaries                                     (136)           (2)          (117)             255               -
Future income tax expense                                        -             -              3               -               3
Gain on disposal of property, plant and equipment                -             -            (2)               -             (2)
Other                                                            -             1              3             (7)             (3)
                                                     ---------------------------------------------------------------------------
                                                                 -           163            102            (54)             211

Decrease/(increase) in non-cash working capital                  2          (96)           (12)              69            (37)
                                                     ---------------------------------------------------------------------------

Cash from operations                                             2            67             90              15             174

Financing activities
Contributed surplus                                            203            34            183           (217)             203
Issue of preferred shares                                      116             -              -               -             116
Increase in long-term debt                                       -             -              2               -               2
Repayment of long-term debt                                      -           (4)           (10)               -            (14)
Increase/(decrease) in loans from
   former affiliated companies                                   -           115          (114)               -               1
Preference dividends paid                                      (2)           (7)              -               7             (2)
                                                     ---------------------------------------------------------------------------

Cash inflow/(outflow) from financing activities                317           138             61           (210)             306

Investing activities
Additions to property, plant and equipment                   (203)         (162)          (137)             195           (307)
Deposits on ships to be purchased                                -           (5)              -               -             (5)
Acquisition of businesses                                        -             -           (61)               -            (61)
Proceeds from disposal of property, plant and
   equipment                                                     -             -             70               -              70
Proceeds from disposal of investments                            -           (4)              4               -               -
Increase in loans to former affiliated companies             (116)             -              -               -           (116)
                                                     ---------------------------------------------------------------------------

Cash (outflow)/inflow from investing activities              (319)         (171)          (124)             195           (419)
                                                     ---------------------------------------------------------------------------

Increase in cash and cash equivalents                            -            34             27               -              61
Cash and cash equivalents at beginning of year                   -            48             13               -              61
                                                     ---------------------------------------------------------------------------
Cash and cash equivalents at end of year                       $ -          $ 82           $ 40             $ -           $ 122
                                                     ===========================================================================